SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

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                       Date of Report
                       (Date of earliest
                       event reported):    August 29, 2003


                         Midwest Express Holdings, Inc.
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             (Exact name of registrant as specified in its charter)


   Wisconsin                          1-13934                     39-1828757
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(State or other                  (Commission File               (IRS Employer
jurisdiction of                       Number)                Identification No.)
incorporation)


              6744 South Howell Avenue, Oak Creek, Wisconsin 53154
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          (Address of principal executive offices, including zip code)


                                 (414) 570-4000
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              (Registrant's telephone number, including area code)

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Item 5.   Other Events.

     On August 29, 2003, Midwest Express Holdings, Inc. (the "Company") amended the agreement relating to its bank credit facility to extend the existing credit facility on a short-term basis to November 26, 2003. The amendment gives the Company additional time to seek and obtain long-term financing while maintaining its existing letters of credit issued under the credit facility. As of August 29, 2003, the Company had repaid all borrowings under the bank credit facility, and the Company had outstanding letters of credit totaling approximately $15.8 million. The letters of credit are primarily used to support financing of the Company's maintenance facilities. No additional credit is available under the credit facility.

     On August 29, 2003, the Company also amended the credit card processing agreement with the organization that processes MasterCard/Visa transactions for the Company (this organization is also a lender under the bank credit facility) to extend the credit card processing agreement to February 28, 2004. Under the credit card processing agreement, the credit card processor maintains a reserve account that is funded by retaining cash that it otherwise would deliver to the Company in the amount of 100% of the credit card processor's risk exposure.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        MIDWEST EXPRESS HOLDINGS, INC.



Date:  August 29, 2003                  By: /s/ Carol N. Skornicka
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                                        Its: Sr. Vice President, General Counsel
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